Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES, INC. REPORTS Q4’06 DILUTED EARNINGS PER SHARE OF $0.28 INCLUDING $0.37 PER SHARE CHARGE FOR LICENSING AND MILESTONE PAYMENTS

COMPANY PROVIDES FY’07 EARNINGS PER SHARE GUIDANCE

NEW YORK, April 25, 2006 ---- Forest Laboratories, Inc. (NYSE:FRX), an international pharmaceutical manufacturer and marketer, today reported financial results for its fiscal fourth quarter ended March 31, 2006.

Revenues for the quarter increased 16% to $756,322,000 from $653,236,000 in the year-ago period. Revenues were comprised of net sales of $712,761,000, an increase of 15% from $618,285,000 in the year-ago period, contract revenue of $31,225,000, an increase of 40% from $22,313,000 in the year-ago period and other income of $12,336,000, which decreased 2% from $12,638,000 in the year-ago period.

Sales of Lexapro® (escitalopram oxalate), an SSRI indicated for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder in adults, increased 16% in the quarter to $464,100,000 from $399,381,000 in the year ago quarter while sales of Celexa® (citalopram HBr) including the generic version decreased 32% to $4,805,000 from $7,051,000 in the year-ago quarter. Lexapro sales were sequentially lower than our fiscal third quarter by approximately 3% while total prescription volume, according to IMS monthly reports, increased approximately 2% from the fiscal third to the fiscal fourth quarter. The difference is partially due to an $11 million downward adjustment to reported Lexapro sales recorded in the quarter in order to reflect fully our estimated annual discount liabilities for the product and also due to normal one to two day fluctuations in wholesaler buying patterns. Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate to severe Alzheimer’s disease, totaled $145,385,000 in the quarter, an increase of 55% from sales of $93,945,000 in last year’s fourth quarter.

Other income included earnings from the co-promotion agreement with Sankyo Pharma for Benicar®* and Benicar HCT®, antihypertensive therapies, of $30,721,000 and interest income of $12,046,000.

Selling, general and administrative expenses decreased 3% to $259,016,000. The year-ago period included initial launch spending in support of Campral®*, a product to treat alcohol dependence and Combunox®, a product indicated for the treatment of acute moderate to severe pain.

Research and development spending increased 215% to $194,377,000 during the quarter and included license payments of $125,000,000, equal to $0.34 per diluted share, net of tax. The license payments were $75,000,000 to Mylan Laboratories for the rights to nebivolol, a beta-blocker being developed for the treatment of hypertension and congestive heart failure and $50,000,000 to Replidyne for the rights to faropenem medoxomil, a novel oral antibiotic being developed for upper respiratory and skin infections. Also included was a $10,000,000 milestone payment, equal to $0.03 per share, net of tax, paid to Replidyne for the US Food and Drug Administration’s (FDA) acceptance for review of the faropenem new drug application.

Income tax expense reflects an effective tax rate of 32%, resulting from the mix of earnings reported by the U.S. and foreign jurisdictions principally due to the significant license payments made by Forest Laboratories Holdings Limited, an Irish affiliate of the Company. Excluding the effect of the license payments, the effective tax rate would have been 21%.

Net income in the current quarter increased by 74% to $91,890,000 as compared to $52,755,000 reported in the fourth quarter of the prior year. Net income in the year-ago quarter was reduced by a one-time income tax charge of $91 million, or $0.25 per diluted share outstanding, related to taxes associated with $1.239 billion of funds repatriated in connection with the American Jobs Creation Act of 2004.

Fully diluted shares outstanding for the fourth quarter were 329,969,000, a reduction of 27,020,000 shares due mainly to the Company’s share repurchase program. During the quarter the Company purchased 10,256,700 shares to complete its most recent 25 million share authorization.

Reported diluted earnings per share increased 87% to $0.28 in the current quarter, compared to diluted earnings per share of $0.15 in the year-ago period. Excluding the impact of license and milestone payments, net of tax, in the current and year-ago periods, as well as the income tax charge related to the American Jobs Creation Act in the year-ago period, adjusted diluted earnings per share would have been $0.65 in the current quarter compared to diluted earnings per share of $0.43 in the year-ago period.

Twelve-month results

Revenue for the fiscal year ended March 31, 2006 decreased 6% to $2,962,390,000 from $3,159,639,000 in the prior year. Sales of Lexapro increased 17% to $1,873,255,000 from $1,605,296,000 while sales of Celexa including the generic version decreased 97% to $19,006,000 from $658,014,000 due to the availability of generic versions of the product during the entire fiscal year. Sales of Namenda increased 53% to $508,043,000 from $332,707,000 while the earnings contribution from the Benicar co-promotion increased 104% to $114,472,000 from $56,076,000.

Selling, general and administrative expenses increased 4% to $1,031,451,000 from $993,715,000 while research and development spending increased 40% to $410,431,000 from $293,659,000. Included in the research and development spending is $147,000,000 of license payments for four development products as compared to $52 million of license payments for three development products last fiscal year.

Income tax expense included the first quarter benefit of $36.4 million related to the reversal of the prior year tax accrual in accordance with the American Jobs Creation Act of 2004, as well as the impact of the significant license payments incurred in the fourth quarter. Absent these one-time items, the Company would have reported an effective tax rate of 21%.

Net income for the fiscal year ended March 31, 2006 decreased 16% to $708,514,000 from net income of $838,805,000 reported in the prior fiscal year. Diluted earnings per share for the fiscal year ended March 31, 2006 decreased 8% to $2.08 as compared to diluted earnings per share of $2.25 for the prior fiscal year. Excluding the impact of license and milestone payments, net of tax, as well as the income tax impact from the American Jobs Creation Act in the current and year-ago fiscal years, adjusted earnings per share for the fiscal year ended March 31, 2006 would have been $2.38 as compared to $2.65 per share for the fiscal year ended March 31, 2005. See supplemental financial table.

Fiscal 2007 Guidance

Regarding the fiscal year ending March 31, 2007, the Company expects that adjusted fully diluted earnings per share will be approximately $2.74 to $2.79 not including product licensing and milestone payments or stock option expense. Inclusion of a product licensing payment of $60 million made in April 2006 and planned milestone payments of approximately $63 million would reduce projected earnings per share by approximately $0.29 to a range of $2.45 to $2.50 per share. Projected stock option expense under FAS-123R would reduce earnings by approximately $0.08 per share to projected reported earnings of $2.37 to $2.42 per share. The fiscal 2007 projection of $2.74 to $2.79 earnings per share would be comparable to the adjusted earnings per share for fiscal 2006 of $2.38. See supplemental financial information.

Key assumptions supporting the fiscal year forecast include the following:

The Company anticipates that total revenue in fiscal 2007, which includes product sales as well as the earnings contribution from Benicar, interest income and other income, will increase by approximately 11% to slightly below $3.3 billion.

For Lexapro, we project an increase in overall prescription volume for the underlying SSRI/SNRI antidepressant market as a whole of approximately 2% and an increase in Lexapro’s total prescription market share of between 25 and 50 basis points. This increase in market growth as well as market share, along with a price increase, is projected to generate Lexapro sales of approximately $2,070,000,000, growth of 10-11% from the reported sales in the just completed fiscal year.

Namenda is also expected to increase its total prescription volume and benefit from a projected underlying prescription volume growth for the Alzheimer’s market in the 8% range. We anticipate that Namenda sales should be approximately $615,000,000 for the fiscal year, growth of approximately 22%.

The Company expects that Benicar will continue to show strong market share gains in fiscal 2007 in a market that will continue to show high single-digit growth. Earnings from Benicar in fiscal 2007 are expected to grow nearly 40% from $114,472,000 reported in Fiscal 2006.

The fiscal 2007 projection includes an approximate 7% increase in selling, general and administrative expenses to about $1.1 billion. This expense includes funding continued competitive levels of support behind currently promoted products and stock options expense. This level of spending includes pre-launch expenses to support nebivolol but does not include the full cost of the product launch which is currently projected to occur sometime during the first half of our next fiscal year, subject to FDA approval.

Research and development spending is expected to be approximately $480,000,000 in support of a dramatically increased late-stage product pipeline. Included in this figure is $63,000,000 for planned product milestone payments and $60,000,000 for a licensing payment made in April 2006. These figures do not include any licensing payments which may be made for additional product development transactions that may occur during the fiscal year.

The Company is projecting a slight increase in the effective tax rate for fiscal 2007 to 22% primarily as a result of the current expiration of the U.S. research credit as well as the mix of earnings forecast for U.S. and foreign tax jurisdictions. The Company also forecasts that fully diluted shares outstanding will be reduced by approximately 5.4 million shares to an average of approximately 335,000,000, as the impact of the completed share repurchase program will continue into fiscal 2007.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "During the just completed fiscal year the Company made significant progress in two important initiatives. First, our currently promoted products all continued to show gains in both prescription volume and market share in their respective categories. Also during the fiscal year we made significant progress in expanding our development pipeline by adding four new collaborations and adding a fifth product earlier this month. Forest’s ability to not only identify interesting and important development compounds but to also be viewed as a very desirable development and marketing partner, were two important factors which led to our success in the business development area during the year. I am pleased that three of our most recent collaborations are for products that are in late stages of development with nebivolol and faropenem both having new drug applications currently under review by the FDA and LAS34273 about to initiate Phase III clinical studies for chronic obstructive pulmonary disease. Our financial projection for the coming fiscal year reflects our view that currently marketed products will continue to grow and generate increased profits as compared to last year even after funding significant research and development spending for a much larger product pipeline and supporting the planned pre-launch launch activities behind nebivolol."

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below. This information is intended to enhance an investor's overall understanding of the Company's past financial performance and prospects for the future. This information is not intended to be considered in isolation or as a substitute for fully diluted earnings per share prepared in accordance with GAAP.

                                                          FOREST LABORATORIES, INC. AND SUBSIDIARIES
                                                             SUPPLEMENTAL FINANCIAL INFORMATION
                                                                     TWELVE MONTHS ENDED MARCH 31

	2005	2006	2007 (Guidance)
Reported Fully Diluted Earnings Per Share:	$2.25	$2.08	$2.37-$2.42
Specified items, per share, net of tax:
American Job Creation Act Dividend	$0.25	($0.11)
Research and Development
License payments	$0.13	$0.39	$0.14
Milestone payments	$0.02	$0.02	$0.15
SFAS-123R			$0.08
Adjusted Non-GAAP Fully Diluted
Earnings Per Share:	$2.65	$2.38	$2.74-$2.79

About Forest Laboratories

Forest Laboratories (www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing and delivering products that make a positive difference in peoples’ lives. Forest Laboratories’ growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer’s disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil-hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

*Benicar is a registered trademark of Sankyo Pharma, Inc., and Campral is a registered trademark of Merck Santé s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in the Forest Laboratories’ SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005, and on form 10-Q for the periods ended June 30 ,2005, September 30, 2005 and December 31, 2005.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income

(In thousands, except per share amounts)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006	2005
Revenues:
Net sales	$712,761	$618,285	$2,793,934	$3,052,408
Contract revenue	31,225	22,313	118,170	61,369
Other income	12,336	12,638	50,286	45,862
Net revenues	756,322	653,236	2,962,390	3,159,639

Costs and expenses: Cost of goods sold	167,860	142,212	650,996	687,510
Selling, general and administrative	259,016	266,459	1,031,451	993,715
Research and development	194,377	61,758	410,431	293,659
	621,253	470,429	2,092,878	1,974,884

Income before income tax expense	135,069	182,807	869,512	1,184,755

Income tax expense	43,179	130,052	160,998	345,950

Net income	$ 91,890	$ 52,755	$ 708,514	$ 838,805
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Net income per common and common
equivalent share:

Basic	$0.28	$0.15	$2.11	$2.30
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Diluted	$0.28	$0.15	$2.08	$2.25
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Weighted average number of common and common equivalent shares outstanding:

Basic	325,491	351,023	335,912	363,991
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Diluted	329,969	356,989	340,321	372,090
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